Exhibit 10.31
January 17, 2008
Mr. Michael Lunsford
39 Avery Drive
Atlanta, GA 30309
Dear Mike,
As you know, I am extremely pleased to offer you employment at RealNetworks, Inc. (Real) as Senior Strategic Advisor, reporting to Rob Glaser, Chairman and CEO. Your tasks and responsibilities will be determined by Real in accordance with your expertise and skills.
This offer is for a full-time, exempt, regular position with Real. Your responsibilities will be as directed by Real. You will be paid a monthly salary, which is equivalent on an annualized basis to $350,000 (subject to normal withholdings), payable semi-monthly in accordance with our normal payroll procedures. You are eligible to earn an annual bonus of up to 45% of your base salary. As such, you are eligible to earn $157,500 based on meeting MBO target goals, for an annual target total compensation of $507,500 if you succeed in meeting your MBO target goals.
A sign on bonus of $217,500 will be paid to you in two equal installments of $108,750 each (“Sign-On Bonus”): the first installment will be paid within thirty (30) days following your start date at Real, the second installment will be paid within thirty (30) days following the date of your six (6) month anniversary of commencement of your employment with Real. These payments are taxable income. In the event that your employment with real is terminated for cause or you resign within six (6) months of the date of either payment, you must return to Real the pro-rated portion of the bonus payment based on the portion of the six (6) month period that you were actually employed by Real. The pro rated portion will be based on dividing the payment into sixths. For example, if your employment were terminated under such circumstances three months after receiving the first payment, you would be required to repay $54,375 (3/6ths) to Real. If terminated at six (6) months after receiving the first payment, you would not have a required repayment for the first installment. That payment would be considered earned at the end of month six. Also, if your role changed during the year, your new compensation would be outlined in a new (mutually agreed upon) agreement and this agreement, along with signing bonus installment #2, could be superseded. By signing below, you agree that if your employment is terminated under such circumstances you must reimburse the pro-rated portion to Real in full prior to your terminated date. In the event that you have not done so, you agree that Real may deduct the balance due from your final paycheck.
You will also earn equity in Real under the terms of Real’s 2005 Stock Incentive Plan. Subject to and effective upon the commencement of y our employment, you will receive a grant of stock options for the purchase of 500,000 shares of Real Common Stock, which will begin vesting on the first day of your employment, and will be subject to all other provisions contained in the Plan. Your stock options will be granted by the Compensation Committee of Real’s Board of Directors effective upon the first day of your employment or as soon as practicable thereafter (the “Grant Date”). The exercise price of the stock options granted to you shall be equal to the fair market value of Real’s Common Stock on the Grant Date. Fair market value shall equal the last sales price for shares of Real’s Common Stock on the Grant Date as reported by the NASDAQ National Market. Please be aware that unvested stock is forfeited upon termination of employment.

In addition, as this position does not require your relocation to Seattle, Real will reimburse you for direct costs incurred in the performance of your employment for Real which I approve in advance, including necessary equipment, long distance telephone charges, and business related travel and entertainment, according to Real Business Expense Guidelines. Real will not reimburse you for any unapproved costs.
You agree that you will provide Real six (6) months notice prior to terminating your employment. After receipt of such notice Real may, at its election, direct you to continue your work for Real for any period up to six (6) months from the date of such notice at your then-current base salary. In consideration for fulfilling the foregoing notice provision, Real will pay you a severance payment equal to six (6) months of your then-current base salary at the conclusion of your employment with Real.
In the event that Real decides to terminate your employment without cause, Real may require you to stay for up to six months to transition your responsibilities. After this transition period, in consideration for fulfilling the foregoing transition requirement, RealNetworks Inc. will pay you a severance of six (6) months of your then-current base salary upon the termination of your employment.
It is our policy that employees are not to use or disclose confidential information or trade secrets obtained from any source or during any prior employment. Real requires employees to abide by all contractual and legal obligations they may have to prior employers or others, such as limits on disclosure of information, or competition. You must inform us if you are subject to any such obligations. Violation of this requirement may result in termination of your employment with Real. By signing this letter you further agree that you will not bring any confidential documents of another, nor disclose any confidential information of another, and will in all ways abide by these requirements.
It is also our policy that employees not engage in activities or investments that may conflict with Real’s business interests. I understand that you may be involved in other existing investments or Board/Advisory positions or consulting activities with other companies. Real requires you to identify those activities and companies for our records, and to update this list from time to time as applicable. As we have discussed, your participation as a member of the Board of Directors at Helio has been identified and approved by RealNetworks. Of course you would excuse yourself from any meeting in which a conflict of interest with your role at RealNetworks would occur.
Our employment relationship will be terminable at will, which means that either you or Real may terminate your employment at any time and for any reason or no reason without further obligation or liability.
This offer is contingent on (i) your providing evidence of employability as required by federal law (which includes providing Real within 3 days after your employment commences with acceptable evidence of your identity and US employment eligibility), (ii) us receiving acceptable results from any background check or reference check, and (iii) you signing Real’s Development, Confidentiality and Non-competition Agreement, attached hereto. Please call us if you have questions about this offer letter. This letter may not be modified except in a writing signed by both you and Real.
Real PROVIDES EQUAL OPPORTUNITY IN EMPLOYMENT AND WILL ADMINISTER ITS POLICIES WITH REGARD TO RECRUITMENT, TRAINING, PROMOTION, TRANSFER,

DEMOTION, LAYOFF, TERMINATION, COMPENSATION AND BENEFITS WITHOUT REGARD TO RACE, RELIGION, COLOR, NATIONAL ORIGIN, CITIZENSHIP, MARITAL STATUS, SEX, SEXUAL ORIENTATION, AGE, DISABILITY OR STATUS AS A DISABLED VETERAN OR VETERAN OF THE VIETNAM ERA OR ANY OTHER CHARACTERISTIC OR STATUS PROTECTED BY APPLICABLE LAW.
We are excited about the prospect of you joining RealNetworks, Inc. and look forward to working with you.
This offer is valid until Monday, January 21, 2008, and your start date will be Monday, January 28, 2008.
Sincerely,
/s/ Sid Ferrales
Sid Ferrales
SVP Human Resources
RealNetworks, Inc.
I have read and agree to the terms of employment contained in this offer letter and the attached Development, Confidentiality and Non-competition Agreement, which represent a full, complete and fair statement of the offer of employment made to me by RealNetworks, Inc.
/s/ Michael Lunsford
Michael Lunsford
Date: 1/21/2008